Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Xylem Inc. dated March 31, 2023 and to the incorporation by reference therein of our reports dated November 16, 2022, with respect to the consolidated financial statements of Evoqua Water Technologies Corp. and the effectiveness of internal control over financial reporting of Evoqua Water Technologies Corp. included in Evoqua Water Technologies Corp.’s Annual Report (Form 10-K) for the year ended September 30, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 31, 2023